Exhibit 10.3

Construction Contract
(Administrative Building for Turbine Facilities)

THIS PROJECT CONSTRUCTION CONTRACT is entered into by and between Wuhan Generating Equipment Co., Ltd. (“Party A” or the “Owner”) and Hubei Gongchuang Real Estate Co., Ltd. (“Party B” or the “Contractor”) on this 26th day of March, 2007, pursuant to the relevant rules and regulations of The People’s Republic of China’s Law on Contracts and Construction and other applicable laws and administrative regulations. Party A and Party B are referred to herein collectively as the “Parties” and individually as a “Party.” Both Parties have voluntarily reached an agreement on this project based on the principles of equality, fairness, honesty, and credibility.

Part I - Basic Information

I.	Overview of the Project

1.	The project shall be named the Office Building of Wuhan Generating Equipment Co., Ltd.

2.	The project shall be located in Canglong Island, Jiangxia District, Wuhan.

3.	The approval number of the project is __________________.

4.	The project shall be funded an investment by the Owner.

II.	Scope of the Project

Party B shall be responsible for the foundation, civil engineering, installation, and decoration of the project according to the project scheme and construction drawings.

III.	Term of the Project

1.
The project shall commence on June 26, 2006 (subject to written notice by Party A). The actual date of commencement shall be subject to the commencement report approved by the Owner and meet the network scheme as determined by the Owner.

2.	The project shall be completed by October, 2007.

3.	The construction of the project shall last for a term of five hundred (500) calendar days.

IV.	Quality Standard

The quality of the project shall meet the standard of excellence.

V.	Method for Determining the Project Cost

The cost of the project shall be determined based on the following resources:

1.
The Construction Project Standard Cost of Hubei Province, Decoration Project Standard Cost of Hubei Province, Installation Project Standard Cost of Hubei Province, and Gardening Project Standard Cost of Hubei Province of 2003.

2.	The estimated price on the Wuhan Construction Material Market.

3.	The cost standard shall be subject to the project type as determined by Hubei Province.

4.	An on-site confirmation.

VI.	Payment of the Project Cost and Progress Fee

1.
Party A shall pay Thirty Million Renminbi (RMB 30,000,000) within two (2) months after the execution of this Contract. After construction begins, Party A shall make progress payment(s) based on the progress of the project.

2.	After the steel pillar and crossbeam have been constructed, delivered, and installed, Party A shall make a progress payment of Thirty Million Renminbi (RMB 30,000,000) as stipulated in Subsection 1.

3.	After the project is completed and accepted upon examination, Party A shall pay no less than 80% of the total contract price (including payments made under Subsections 1-2).

4.
After the final accounting of the project, Party A shall pay 85% of the final accounting amount and the remaining 15% shall be the retainer for the quality of the project (including the payments made under Subsections 1-3).

5.
After Party B completes the project, delivers the project documents to the filing office, and delivers the completion documents and drawings to Party A, Party A shall pay 10% of the total price. After the final accounting is completed, Party A shall pay Party B the progress payment, but the accumulated payment shall not exceed 95% of the final accounting amount and 5% of the amount shall be the retainer for the quality of the project (including the payments made under Subsections 1-4).

VII.	Composition of the Contract

This Contract shall consist of the following parts:

1.	This Contract. Any written agreement or document as negotiated by the Parties shall be deemed to be part of this Contract.

2.	Terms and conditions of this Contract.

3.	Standards, norms, and relevant technical documents.

4.	Drawings.

5.	Other relevant documents.

VIII.	Miscellaneous

1.	The terms in this Contract shall have the same meanings as the defined terms in Part II.

2.	The Contractor shall construct and complete the project in accordance with this Contract and shall be responsible for the quality of the project within the quality warranty period.

3.	The Owner shall pay the Contract price and other fees in accordance with the term and conditions in this Contract.

4.
If the Owner has financial difficulty or due to other reasons cannot pay the Contract price or other fees in accordance with the terms and conditions in this Contract, the Owner’s guarantor shall be liable under the Contract.

IX.	Effectiveness of Contract

1.	This Contract shall be executed on March 26, 2007.

2.	This Contract shall be executed at the General Manager’s Office of Hubei Gongchuang Real Estate Co., Ltd.

3.	The Parties agree that this Contract will be effective upon the signature and seal of the Parties.

4.	This Contract is executed in three (3) originals. Each party shall hold one (1) original, and one (1) original shall be filed by the Owner.

WUHAN GENERATING EQUIPMENT CO., LTD.,		HUBEI GONGCHUANG REAL ESTATE CO., LTD.,

as Party A		as Party B

By:	/s/	By:	/s/ Chen Xiaohua

Name:		Name:	Chen Xiaohua

Title:		Title:

[Seal of Party A]		[Seal of Party B]

Part II - Terms and Conditions

I.	Definitions of Terms and Contract Documents

Article 1	Definitions of Terms

The following terms shall have the meaning herein unless otherwise defined:

1.1	Contract Terms: Provisions applicable to the project as agreed to by the Owner and Contractor upon negotiation in accordance with the laws and administrative regulations.

1.2	Owner: The party herein (and its legal successors) who is qualified to issue an offer of construction Contract and is capable of paying the price of construction.

1.3	Contractor: The party herein (and its legal successors) who is accepted by the Owner and qualified for the project construction.

1.4	Guarantor: The party herein (and its legal successors) who has agreed to automatically succeed to the obligation of the Owner when the Owner has difficulty paying the price of construction.

1.5	Project Manager: The representative appointed by the Contractor in the Contract Terms who is responsible for the management of the construction and performance of the Contract.

1.6	Design Institute: The qualified institute (with corresponding qualification certificates of project design) engaged by Owner to be responsible for the design of this project.

1.7	Supervisor: The qualified unit (with corresponding qualification certificates of project supervision) engaged by the Owner to be responsible for the supervision of this project.

1.8
Engineer: The general supervision Engineer designated by the supervisor or the representative designated by the Contractor for the performance of the Contract. The specific identities and authorities of Engineers shall be defined in the Contract Terms by both Parties.

1.9	Project: The project set forth in this Contract by both Parties.

1.10
Contract Price: The amount Owner shall pay the Contractor in accordance with this Contract as the consideration of the Contractor’s compliance with this Contract to complete the project and provide its warranty for the quality of the project.

1.11	Expenses: Expenses which are not included in the contract price and shall be borne by Owner or the Contractor.

1.12	Delivery: Completion of each part of the project of Phase II of Wuhan Commerce & Trade Occupational School (in this Contract means delivery to the Owner, abbreviated as “turn key”).

1.13	Completion: The project hereunder refers to the entirety of Wuhan Commerce & Trade Occupational School as one (1) unit project and the completion of the unit project is Completion.

1.14	Term: The total number of days for the construction of the project agreed in the Contract by both Parties (including statutory holidays).

1.15	Date of Commencement: The exact or a certain date prescribed in the Contract by both Parties on which the Contractor shall start the construction of the project.

1.16	Date of Completion: The exact or a certain date prescribed in the Contract by both Parties on which the Contractor shall finish the construction of the project.

1.17
Drawings: All the drawings (including specification and relevant documents) which are necessary for the construction by the Contractor. The drawings shall be provided by the Owner or the Contractor upon consent of Owner.

1.18	Construction Location: The location provided by Owner for the construction of the project and any other location for construction prescribed by the Owner in the drawings.

1.19
Written Forms: Written forms are such forms like written contracts, letters, and electronic data (including telegraph, teletype, facsimile, electronic data exchange, and emails), where the contents are presented in tangible form.

1.20
Liabilities for Breach of Contract: Liabilities for breach of contract are the liabilities undertaken if one Party fails to perform the Contract obligations, or the Contract obligations performed are not in conformity with the Contract terms.

1.21
Claims: Claims refer to the requests of economic compensation and/or postponed time limit for a project brought forward by one Party to the other Party, if there is actual loss due to the fault of the other Party instead of the claimant during the execution of the Contract.

1.22	Force Majeure: Force majeure events are the objective situations which cannot be predicted, avoided, or overcome.

1.23
Hour or Day: Time referenced in hours shall begin to count when events come into effect (including rest hours). Time referenced in days shall begin to count on the next day, and the current day is excluded. If the last day of the time limit falls on a rest day or a statutory holiday, the business day following the rest day or holiday shall be the last day of the time limit except for the Date of Completion. Deadline time of the last day of the time limit is 24 o’clock on the current day.

Article 2	Contractual Documents and Explanation Sequence

2.1	This Contract includes the following documents:

(1)	The Contract;

(2)	Terms and conditions of the Contract;

(3)	Standards, criteria, and relevant technical documents;

(4)	Drawings; and

(5)	Other relevant documents.

2.2
During the Contract performance, negotiations regarding this Project, such as written agreements or documents endorsed or agreed by the Owner and the Contractor, shall be deemed to be part of this Contract.

2.3
When the Contract contents are unclear or inconsistent, they shall be settled through negotiation by the Owner and the Contractor on the condition that the normal process of the project is not affected.

Article 3	Language, Applicable Laws, and Standards and Specifications

3.1	The original Contract is written in Chinese.

3.2
The laws and regulations applied in this Contract are the following: P.R.C. Construction Law, P.R.C. Tendering and Bidding Law, P.R.C. Contract Law, P.R.C. Securities Law, P.R.C. Insurance Law, P.R.C. Patent Law, P.R.C. Standardization Law, P.R.C. State Council Decree No. 279 regarding Regulations on the Administration of Engineering Quality of Construction Project, P.R.C. Land Management Law, P.R.C. Arbitration Law, P.R.C. Civil Procedural Law, P.R.C. Law on the Protection of Cultural Relics, P.R.C. Regulation of Road Traffic Administration, P.R.C. Unfair Competition Law, and Regulations on Management of Urban Appearance and Environment.

3.3	Details of the standards and specifications applied in this Contract are set forth under “Technical Specifications.”

Article 4	Drawings

4.1	The Owner shall freely provide the following copies of drawings: seven (7) copies for civil construction and six (6) copies for installation. These drawings can be readjusted as needed.

4.2
The Contractor shall not transfer the drawings to a third party without the approval of the Owner. After the expiration of the warranty quality of the project, the Contractor shall return a complete set of the drawings to the Owner except those to be archived by the Contractor.

4.3	A complete set of the drawings shall be kept at the construction site by the Contractor to be used for project inspection by the Engineer and other relevant personnel.

II.	Common Rights and Obligations of the Parties

Article 5	Engineer

5.1	Supervision Unit and Assigned Engineer.

The Supervision Unit is ______________. The Chief Supervising Engineer is ____________. The Chief Supervisor’s scope of authority as authorized by the Owner includes: supervision of the investment, progress, and quality of the project in accordance with the Supervision Contract, Supervision Rules, Project Construction Documents, Construction Rules, Standards, and Construction Contract.

5.2
During the performance of the Contract, with the authority granted to him under this Contract, the Engineer in charge of the supervision shall objectively and fairly handle the occurrence of any event that may affect the rights or obligations of the Owner or the Contractor. Any disagreement regarding how the Engineer handled the issue shall be raised by one Party in accordance with the stipulated dispute settlement in Article 32 of this Contract.

5.3	The supervising Engineer is not allowed to discharge any right or obligation of the Contractor as set forth in this Contract, unless expressly stated in this Contract or agreed to by the Owner.

Article 6	Assignment and Instruction of the Engineer

6.1
The Engineer may assign a representative of the Engineer to exercise the responsibility of the Engineer as set forth in this Contract and may withdraw such assignment at any time. The Contractor shall be notified in writing seven (7) days prior to the assignment and withdrawal, and the supervising Engineer also shall notify in writing the Owner of the assignment and withdrawal. The Notice of the Assignment and the Notice of the Withdrawal are attached hereto as Appendices to the Contract.

Any written letter issued to the Contractor by the representative of the Engineer within his authorized scope shall have the same effect as a letter issued by the Engineer. In case of any doubt regarding the written letter issued by the representative of the Engineer, the Contractor shall submit such letter to the Engineer and the Engineer shall confirm its authority within forty-eight (48) hours. The Engineer shall correct any mistake in his instruction to the representative of the Engineer as necessary.

Except the Engineer or the Representative of the Engineer, no other person assigned by the Owner to the site is entitled to issue any instruction to the Contractor.

6.2
The instruction of the Engineer and the notice signed by the Engineer shall be submitted in writing to the Project Manager and shall take effect after the receipt is signed and dated by the Project Manager. If necessary, the Engineer may issue an oral instruction and a written confirmation within forty-eight (48) hours and the Contractor shall implement the instruction of the Engineer. If the Engineer fails to issue a written confirmation, the Contractor shall request a written confirmation within seven (7) days after the issuance of the oral instruction. If the Engineer fails to reply within forty-eight (48) hours, the oral instruction shall be deemed as confirmed.

If the Contractor finds the instruction of the Engineer to be unreasonable, the Contractor shall submit a written report requesting a correction of the instruction within 24 hours. The Engineer shall issue in writing within 24 hours after the receipt of the report of the Contractor a decision either to correct the instruction or instruct to continue with the original instruction. If there is an emergency, the Contractor shall implement the Engineer’s instruction as required or resume with the unreasonable instruction, despite the lack of approval. Any additional cost or economic loss suffered by the Contractor arising from the instruction error shall be borne by the Owner (if it is the responsibility of the supervising Engineer, it shall be implemented in accordance with the relevant provisions in the Contract), and the construction period shall not be extended.

This provision shall also apply to any instruction or notice issued by the representative of the Engineer.

6.3
The Engineer shall give necessary instructions, approve matters, and perform other obligations as stipulated in a timely manner in accordance with this Contract. If the failure to comply with the obligations of this Contract results in a delay, the Owner shall bear any additional cost and compensate the Contractor for any economic loss, and the construction term shall not be extended.

6.4
The Owner shall inform the Contractor in writing 7 days prior to replacing the Engineer, and the successor shall continue to exercise the power of the predecessor as stipulated in this Contract and continue to perform the obligations.

Article 7	Project Manager

7.1	The name of the Project Manager is ________________ and his required level of Qualification Certificate is the Second Level.

7.2
The Contractor shall issue and deliver its written notice to the Engineer after it has been signed by the Project Manager. The Notice shall take effect after it has been received, signed, and dated by the Engineer.

7.3
The Project Manager shall arrange the construction according to the construction design (or construction scheme) approved by the Owner and the instructions of the Engineer in accordance with this Contract. The Project Manager shall take immediate measures to secure the safety of personnel, the construction site, and the properties if an emergency arises and it is impossible to contact the Engineer, and the Project Manager shall deliver a report to the Engineer within 48 hours after taking such measures. The economic losses shall be borne by the responsible party and the construction term shall not be extended.

7.4
If the Contractor needs to replace the Project Manager, the Contractor shall give the Owner a written notice at least 7 days in advance and shall obtain the approval of the Owner. The successor shall continue exercising the powers and performing the obligations of his predecessor as stipulated in this Contract.

7.5	The Owner shall negotiate with the Contractor regarding the dismissal of an unqualified Project Manager.

Article 8	Work of the Owner

8.1	The Owner shall complete the following work within the schedule and in compliance with the requirements of this Contract.

(1)	The construction site has met the conditions for construction.

(2)	The construction site has been facilitated with necessary water, electricity, and telecommunication lines to satisfy the needs during the construction.

(3)	The Owner has handled the compensation for the use rights for the land, crop, house dismantlement, and clearance of any obstruction on the land, in air and beneath the ground surface.

(4)
The Owner is responsible for providing the road between the construction site and the public roads and the main transportation roads within the construction site. This construction passage is to satisfy the transportation needs of the construction and the Owner shall ensure that it is unblocked during the construction.

(5)
The Owner shall be responsible for providing the data on the geology of the construction site and the underground pipelines, and the Owner shall be responsible for the accuracy of the information. The Owner shall complete these tasks within 10 days after the commencement of the construction.

(6)
The Owner shall be responsible for obtaining construction permits and other necessary certificates, approvals, and permits regarding the provisional use of the land, water, electricity, and gas prior to the commencement of the construction.

(7)	The Owner shall be responsible for identifying benchmarks and reference points and submitting these in writing to the Contractor. The Owner also shall conduct on-site delivery and inspections.

(8)	The Owner shall be responsible for organizing the joint checkup and clarification of the drawings by the Contractor and the designer before the commencement of the construction.

(9)	The Owner shall coordinate the protection of the underground pipelines around the site and adjacent buildings and structures and bear the relevant cost.

8.2
Party B shall be responsible for the implementation of the above after the negotiation between Party A and Party B, and Party A shall support and cooperate with Party B unconditionally. Where Party A fails to perform the obligations and this results in delay of construction or loss of Party B, Party A shall compensate Party B for the relevant loss.

Article 9	Responsibilities of the Contractor

9.1
The Contractor shall complete all the work of the construction according to this Contract and meet the requirements of the supervising Engineer and the Owner, and complete all other works as stipulated in this Contract.

(1)	The construction progress summary table that is required to be provided by the Contractor to the Owner and the supervising Engineer is as follows:

(2)	The Contractor shall provide eight (8) copies of the monthly schedule and the status for completion of the schedule of the previous month before the 25th day of every month.

(3)	The Contractor shall be responsible for providing the accident report (if any) to the supervising Engineer and the Owner.

(4)
The Contractor shall keep the site clean and tidy at all times. The Contractor shall not make any oil stains on the cement ground or place the construction equipment or materials directly on the cement ground. The equipment shall be classified and placed in order and kept in a fenced area with signs. All equipment and materials on site shall be placed on pads and shall not be placed directly on the ground. Waste material, garbage, and provisional equipment which is no longer required shall be cleaned up and removed, and there shall be no waste, garbage, and provisional equipment before the completion. If the Contractor fails to complete the aforementioned tasks, the Owner and the Supervising Engineer are entitled to use other persons to perform these tasks and the Contractor shall bear the relevant costs.

(5)	The Contractor shall comply with relevant regulations of Wuhan on safety and on-site construction.

9.2	If the Contractor fails to perform the obligations in Article 9.1 and this causes the Owner to suffer any loss, the Contractor shall compensate the Owner for the relevant loss.

III.	Design of Construction Organization and Term of Construction

Article 10	Organization and Schedule

10.1
The Contractor shall submit the construction organization design approved by the Owner, which shall satisfy the requirements of the main construction term. It shall be submitted before the commencement report is approved.

10.2
In addition to obtaining the project plan in its entirety and in all parts, the construction organization design shall include all kinds of schemes, drawings, and measures regarding the construction machinery settings, arrangement of the labor force, choice of each specialized construction team, recruitment of management personnel, and various remedies in case of delay.

10.3	Requirements for the progress schedule in the unit project:

The Contractor shall be responsible for providing eight (8) copies of the monthly schedule and the status for completion of the schedule of the previous month before the 25th day of every month.

10.4
The Contractor shall organize the construction according to the schedule confirmed by the Engineer, and accept the inspection and supervision of the progress by the Engineer. Where the actual project progress is inconsistent with the confirmed schedule, the Contractor shall propose improvement measures according to the requirements of the Engineer and implement such measures after confirmation by the Engineer. If the inconsistency is caused by the Contractor, the Contractor shall have no right to request any additional contract price for the improvement measures.

Article 11	Commencement and Delay in the Commencement of the Project

11.1
The Contractor shall commence the project on the date of commencement as stipulated in the Contract. In case of delay in the commencement, the Contractor shall submit to the Engineer in writing the reasons and request postponement not later than seven (7) days before the commencement date as provided in the Contract. The Engineer shall reply to the Contractor in writing within 48 hours after the receipt of the postponement request, otherwise, the Engineer shall be deemed to have agreed to such request and the construction period shall be extended accordingly. If the Engineer does not approve the postponement request or the Contractor fails to submit the request within the stipulated time limit, the construction period shall not be extended.

Article 12	Suspension of Project

Where suspension of the project is deemed necessary by the Engineer, the Engineer shall inform the Contractor in writing to suspend the project and submit written suggestions within 48 hours after the request. The Contractor shall suspend the project according to the request of the Engineer and protect the completed project in an appropriate manner. After carrying out the suggestions of the Engineer, the Contractor may request in writing to resume the project, and the Engineer shall reply within 48 hours. If the Engineer fails to submit the suggestions within the stipulated time limit, or the Engineer fails to reply to the Contractor’s request to resume within 48 hours, the Contractor may resume the project on its own. In case of any suspension caused by Owner, Owner shall bear the additional contract price and compensate the Contractor for any losses incurred. In case of suspension caused by the Contractor, the Contractor shall bear all the costs incurred and the construction period shall not be extended.

Article 13	Delay of the Construction

If the scope of the project increases or is amended but the benchmarks are not affected, the construction term shall not be extended. The Contractor shall be subject to the penalty as stipulated in the commitment provision of the Contract if the period is extended due to the Contractor.

Article 14	Completion of the Project

14.1	The Contractor shall complete the project on the completion date stated in the Contract or on the postponed completion date as agreed to by the Engineer.

14.2
If the failure to complete the project on the completion date stated in the Contract or on the postponed completion date agreed to by the Engineer is due to the Contractor, the Contractor shall be liable for breach of contract.

14.3
If Owner requires early completion of the project, an early completion agreement shall be negotiated and entered into by the Parties and it shall be incorporated into this Contract. The early completion agreement shall include measures taken by the Contractor to ensure the quality and safety of the project, conditions provided by Owner for early completion, and the additional contract price for the early completion.

IV.	Quality and Inspection

Article 15	Project Quality

15.1
The quality of the project shall meet the requirement stipulated in this Contract. The subdivisions of the project shall meet 100% of the requirements the standards for acceptance of the construction. These subdivisions include the infrastructure, structure, pipelines, electronics, and other major construction subdivisions. The installation standard and rules for the equipment imported from abroad shall comply with the relevant requirements in the drawings of the foreign party and the foreign rules and standards. If the drawings of the foreign party or the foreign rules and standards do not specify the requirements, the domestic rules and standards shall be applied and any special technical requirement shall be implemented in accordance with the Technical Specifications portion of this Contract.

15.2
Any dispute of the Parties concerning the quality of the project shall be subject to assessment by Supervision Office of Construction Project Quality, Jiangxia District, Wuhan. Any costs and losses incurred shall be borne by the liable Party. If both Parties are liable, such costs and losses shall be borne by the Parties according to their respective liabilities.

15.3
The Contractor shall, according to the bidding documentation, establish quality control measures and reward and discipline systems for each unit and process of the project, and the Contractor shall recruit quality management personnel with Grade Three qualifications to complete a quality management system.

15.4	The Contractor shall establish specific measures and operation schemes to ensure that the quality of the key equipment and process of the project has met the standard of excellence.

15.5	The Contractor shall establish prevention, handling, and control measures against common defects of prior construction projects and submit such measures in writing to the Owner.

Article 16	Inspection and Rework

16.1
The Contractor shall perform the construction according to the requirements of the standards and norms, design drawings, and instructions given by the Engineer under the Contract, accept the inspection and examination by the Engineer at any time, and make such inspection and examination convenient.

16.2
If the Engineer finds that any part of the project fails to meet the stipulated standards, the Engineer shall require the Contractor to dismantle and reconstruct the project. The Contractor shall dismantle and reconstruct the project according to the requirements of the Engineer and until it meets the stipulated standard. If the failure to meet the stipulated standard is caused by the Contractor, the Contractor shall be liable for the cost of such dismantlement and reconstruction and the construction period shall not be extended.

16.3
The inspection and examination by the Engineer shall not affect the normal construction process of the project. If it affects the normal construction, the Contractor shall be liable for the costs incurred if the project fails to be qualified after inspection and examination. Under other circumstances in which the normal construction is affected, the Owner shall be responsible for the additional Contract price and extend the construction period accordingly (subject to the relevant provisions of the supervision Contract, if the supervisor is liable).

16.4
Any additional contract price incurred due to wrong instructions from the Engineer or other reasons not attributable to the Contractor shall be borne by the Owner (subject to the relevant provisions of the supervision contract, if the supervisor is liable).

Article 17	Subsurface Project - Inspection and Acceptance

17.1
The Contractor shall inspection the conditions of that part of the Project that is to be placed beneath the surface and accept such part if it meets the stipulations in the Contract. The Contractor shall provide 48 hour prior notice to the Engineer regarding the parts, time, and place of the inspection and acceptance. The Contractor shall report, sign, and certify its inspection and acceptance and before it executes the subsurface work. If the acceptance is denied, the Contractor shall, after modification, conduct another inspection and acceptance within the time limitation imposed by the Engineer.

17.2
If the Engineer is unable to inspect and accept the Project as scheduled, the Engineer shall provide written notice of postponement to the Contractor within 24 hours prior the scheduled time. The postponement shall not exceed 48 hours from the scheduled time. If the Engineer fails to request for a postponement or otherwise fails to inspect and accept the Project, the Contractor shall on his own conduct the inspection and acceptance. As a result, the Engineer shall accept the inspection and acceptance records.

17.3
After the inspection and acceptance, if the project quality is in conformity with all applicable requirements but the Engineer fails to sign the inspection and acceptance records within 24 hours, the Project is deemed to be examined and accepted. Therefore, the Contractor can go forward with the subsurface work.

Article 18	Subsurface Project - Subsequent Inspection and Acceptance

Regardless of whether the Engineer has inspected and accepted the Project, the Contractor shall strip or drill the subsurface project if the Engineer requires a subsequent inspection. If the Owner accepts the subsurface project after the subsequent inspection, then the Owner shall bear the liability of any additional cost, including compensating for any resulting loss to the Contractor and any cost due to postponing the construction period. Otherwise, the Contractor shall bear the liability of all expenses, and the construction period shall not be postponed.

Article 19	Testing of Equipment and Project

19.1
If the installed equipment is ready to be tested, the Contractor shall notify the Engineer 24 hours prior to the test run. The notification shall include a description, time, and place of the test run. The Owner shall provide the necessary preparations for the test run. If the test run is successful, the Engineer shall provide to the Owner the records of the test run.

19.2
If the Engineer is unable to participate in the test run as scheduled, the Engineer shall provide to the Contractor a written deferral request 24 hours prior to the scheduled test run. The deferred period shall not exceed 48 hours of the scheduled test run. If the Engineer fails to submit a deferral request or otherwise cannot participate in the test run, the Engineer shall accept the records of the test run.

19.3
If the installed equipment is ready to be demonstrated to the Owner, the Contractor shall notify the Owner 48 hours prior to the demonstration. The notification shall include a description, time, and place of the demonstration. The Owner shall provide the necessary preparations, including electricity, for the demonstration. If the demonstration is successful, the Parties shall sign the records of the demonstration.

19.4	Mutual Responsibilities

(1)
If equipment fails to meet the requirements for acceptance due to a design feature, the Owner shall ask the design unit to modify the design and the Contractor shall have it re-installed on the basis of the modified design. The Owner shall pay the expenses for the modified design, removal, re-installation, and any additional cost.

(2)
If the equipment fails to meet the requirements for acceptance due to its manufacturing, the Party that purchased the equipment shall be liable for the re-purchase or repair, and the Contractor shall be responsible for the removal and reinstallation. If the equipment was purchased by the Contractor, the Contractor shall be liable for the repair or re-purchase, removal, and reinstallation, and the construction period shall not be postponed.

(3)
If the equipment fails to meet the requirements for acceptance due to the construction implemented by the Contractor, the Contractor shall remove and reinstall the equipment according to the Engineer. In addition, the expenses shall be paid by the Contractor and the construction period shall not be postponed.

(4)	Except under special circumstances, the fees for the test run are included in he fixed contract unit price of the equipment.

(5)
If the Engineer does not sign his name on the test run records after the test run is successful, such records shall be deemed to be approved by the Engineer within 24 hours after the test run. The Contractor may continue with the procedures to complete the project.

19.5
If the installed equipment is ready to be used in production, the Owner shall notify the Contractor 48 hours prior to such use. The notification shall include a description, time, and place of the use. The Contractor shall provide the necessary preparations and protection of the equipment for the use. The fees for this protection will not be separately assessed.

19.6
If any quality or safety issues occur during the test run or initial production, the Contractor shall immediately assist the Owner with correcting these issues to help minimize any potential loss. If the loss was caused due to the quality of the construction, then the Contractor shall be liable for all the expenses. If the loss is not attributed to the Contractor, then the Owner shall be liable for such expenses.

V.	Safety Construction and Integrity Requirements

Article 20	Safety Construction, Inspection, and Integrity Requirements

20.1
The Contractor shall abide by the relevant safety regulations, organize construction strictly in accordance with safety standards, and be available for inspection by the personnel from safety-inspection industry at any moment. Necessary safety prevention measures shall be taken to prevent accidents. If the Contractor does not abide by these safety measures, he shall be liable for any accident and expenses incurred.

Before delivery and acceptance of the completed project by the Owner, the Contractor shall be liable for any accidents and expenses if safety or fire proof measures are poorly taken.

20.2
The Owner shall be responsible for the education and safety of the workers in construction site. The Owner shall not require the Contractor to construct the project in contradiction to the safety regulations. The Owner shall bear the relevant responsibility and expenses due to accidents caused by the Owner.

20.3
The Contractor shall be liable for the cleanness of the construction site. The Contractor shall not leave oil or concrete on the road, and the Contractor shall clean the site on a daily basis and after the project is completed.

20.4	Prior to the delivery of the Project, all construction shall be complete and no oil or construction waste shall be left on the road or within the site.

20.5
If the Contractor offered bribes or purposefully gave presents to the Owner or any of its units, the Owner has the right to discontinue the performance of the Contract and the Contractor shall bear the liability of any loss.

Article 21	Safety Protection

21.1
The Contractor shall notify the Engineer and obtain the Engineer’s approval before working with or in the following: motorized equipment, electricity circuits, underground pipelines, hermetic quakeproof workshop, combustible and explosive areas, and areas near streets and major transportation lines.

21.2
The Contractor shall provide written notice to the Engineer 14 days before it uses any toxic, corrosive, radiating, or explosive materials. The Contractor shall provide the safety measures it intends to use and obtain the Engineer’s approval of these measures before it uses such materials.

21.3	The Contractor shall strive to avoid accidents involving personnel or equipment and severe fire or traffic accidents.

Article 22	Accident Management

22.1
If a serious accident occurs, the Contractor shall report the accident to the relevant departments and notify the Engineer. The Contractor shall handle the accident as advised by governmental departments, and the person liable for the accident shall bear the expenses of the accident.

22.2	Any dispute between the Owner and the Contractor regarding responsibility of an accident shall be settled by the governmental departments.

VI.	Price of Contract and Payment

Article 23	Methods of Contract Price Payment

23.1
Party A shall pay to Party B 40% of the gross contract price to cover the basic peg construction to roof sealing. Party A shall pay the remainder of the project price based on the progress of the project. Payment of the project price after completion shall not be less than 85% of the gross contract price. The remainder of the price shall be paid in a lump sum within one month after the final accounting, with 5% of the project price withheld as a warranty retainer.

23.2
The detailed rules of the methods on project price payment shall be based on the negotiations of the Parties. The relevant documents ratified by the Parties after negotiations shall be incorporated into this Contract and have the same binding effect.

Article 24	Verification of Progress

24.1
The Contractor shall submit a progress report of the construction before the 25th of each month, and the supervising Engineer shall verify the report before the 28th of each month. The Contractor shall be notified 24 hours before such verification, and the Contractor shall provide convenient conditions and personnel to assist. If the Contractor does not participate in the verification after he has been notified, the result of the verification is effective and shall be the basis for payment of the contract price.

24.2	The Engineer shall verify the progress and value of the completed project, and the Contractor shall be paid based on the Engineer’s assessment.

24.3	The Engineer shall not verify the progress of the project if it is beyond the scope of the design or the Contractor reworks the project.

Article 25	Payment of Project Price (Progress Payment)

25.1	Based on the Engineer’s verification, the price of the remaining progress payment shall be calculated according to the relevant unit price of the sub-project that constitutes the total Contract Cost.

25.2	The Parties shall negotiate the payment method if there are any changes.

25.3
If the Owner fails to make the progress payment, the Owner shall pay the price within 14 days of notice from the Contractor. If the Owner fails to meet this time limit, the Owner shall be liable for interest payments from the date when such price was due.

VII.	Materials and Equipment Supply

Article 26	Materials and Equipment from the Owner

26.1
All the equipment within the scope of this contracted project shall be provided by the Owner, and such equipment shall be in conformity with the design requirements and include its certification documents.

26.2
The Owner shall notify the supervising Engineer and the Contractor 24 hours before the supplied equipment is unpacked and checked, and the Owner shall provide the necessary materials for the check up. After the check up, the Owner shall seal the boxes for storage. If the equipment is transferred to the Contractor, the Contractor shall appropriately store the boxes and compensate for any losses if the equipment is damaged or missing. If the Owner fails to notify the Contractor of the check up, the Contractor shall neither bear the liability of the equipment storage nor bear the responsibility of any damaged or missing equipment. At the time when the boxes are unpacked for check up and losses are found, the Owner shall list this on the “List of Damaged or Missing Parts of Equipment,” which shall be signed by both Parties and be the basis of ordering more supplies or equipment.

26.3
The equipment supply shall meet the needs of the construction process. The Contractor shall provide equipment demand plans to the equipment supply departments of the Owner each month pursuant to the plan of the Parties. The Owner shall supply the equipment, and the Contractor shall provide the conditions for the equipment delivery to the site and send personnel to the equipment supply departments of the Owner seven (7) days prior to the delivery.

26.4
The Owner shall be responsible for onsite services during the equipment installation. If there are any quality problems with the equipment, the Owner shall be liable. If the Contractor is needed, the Contractor shall assist and the Owner shall pay the Contractor accordingly.

26.5
The equipment supplied by the Owner shall be accompanied with shipping documents and certificates of quality. The Owner shall provide assistance as needed by the Contractor to find and borrow materials from the equipment supply departments of the Owner.

Article 27	Materials Purchase by the Contractor

27.1	Materials:

(1)	Steel shall be purchased according to the design and relevant standards, and certificates of quality shall be provided.

(2)	Commercial concrete shall be purchased from factories where qualified certificates are provided.

(3)
Wires and cables shall be purchased from the factories listed below: Wuhan Huanghelou Cable Factory, Jiangsu Baosheng Cable Factory, Anhui Hualing Cable Factory, Anhui Huaneng Cable Factory, and Shenyang Cable Factory. The Owner shall determine what brand of lamps to use.

27.2
The construction materials shall be purchased by the Contractor based on the aforementioned factors and the project design, and certificates of quality shall be provided. The Contractor shall be liable for the quality of the materials purchased. The Contractor shall inform the project department within 24 hours before the materials are delivered and shall inform the supervising Engineer to inspect and accept the materials. Factories, product brands, material certificates, and quality of the purchased materials shall be confirmed in writing during the inspection and acceptance.

27.3
If the materials purchased by the Contractor fail to conform to the design and standards, the supervising Engineer has the right to refuse to inspect and accept. The Contractor shall remove such materials from the site according to the time requirement set by the Engineer, and the Contractor shall be liable for any expenses in re-purchasing the required products and no extension of construction term shall be allowed.

27.4
Prior to the use of materials purchased by the Contractor, the Contractor shall inspect the materials to the Engineer’s requirements. Any materials that fail to meet the requirements cannot be used and the expenses of the inspection shall be paid by the Contractor.

27.5
The Contractor shall be liable for the removal, re-construction, and renovation or re-purchase when the project departments in charge and the supervising Engineer finds that materials purchased and used by the Contractor fail to meet the design and standard requirements. The Contractor shall pay the expenses and the time limit to complete the project shall not be postponed.

27.6
If the Contractor purchases or uses nonconforming materials in breach of the stipulations and relevant regulations, the Contractor shall pay 4% of the contract price to the Owner upon verification for each instance of use of nonconforming materials.

27.7
If the Contractor fails to inspect or monitor the construction materials, parts, and commercial concrete pursuant to relevant rules, the Contractor shall pay 6% of the contract price to the Owner upon verification for each instance of use of nonconforming materials.

VIII.	Alteration to the Project

Article 28	Alteration to the Project Design

28.1
The Contractor shall not make any alterations without approval from the Owner and the supervising Engineer. Any changes issued by the design departments must conform to the request of the Owner, and such changes can only be implemented with approval by the Owner and supervising Engineer.

28.2
During construction, the Contractor shall not make any alterations to the original project design. The Contractor shall be liable for any expenses and direct losses resulting from the unapproved alteration. If, alteration is required for safety or convenience of the construction, such alternation shall first be approved by the design departments and then approved by the Owner and supervising Engineer. The Contractor shall be liable for any additional costs.

28.3
Any suggestions to improve the design of the project by the Contractor shall be approved by the Owner and the supervision Engineer. The Contractor shall pay the expenses and any relevant losses if the Parties fail to agree. Upon agreement by the Owner and the supervision Engineer, the price of the project shall not be readjusted based on the suggestions for improvement by the Contractor.

28.4	If a design alteration will not affect the main circuitry, the time limit for the project shall not be postponed.

IX.	Delivery, Inspection, Acceptance, and Settlement of the Project

Article 29	Delivery, Inspection, and Acceptance of the Project

29.1
The Contractor shall submit two complete materials for the completed project to the supervising Engineer within 49 days of the project’s completion. After the Project is ready for inspection, the Contractor shall submit to the Engineer inspection reports based on the national regulations.

29.2
The supervising Engineer shall organize relevant departments for inspection and acceptance of the completed project within 28 days after receiving inspection reports from the Contractor and shall approve of the inspection reports or offer corrections within 14 days.

29.3
If the supervising Engineer fails to inspect the project within the time limit as stipulated in the Contract, the inspection reports shall be deemed to be accepted and settlement procedures shall be conducted.

29.4
After the inspection for acceptance of the completed Project is completed, the date when the Contractor submits the inspection reports shall be the date when the Project is completed. If the inspection is successful upon the revised requirements by the Owner, the actual completion date shall be the date when the revisions are submitted to the Owner after being revised by the Contractor.

29.5
If the Owner fails to organize inspection and acceptance within 28 days after receiving inspection reports from the Contractor, the Owner shall be liable for the care of the project and all the unexpected accidents beginning on the 29th day.

29.6	The inspection and acceptance procedures shall be conducted according to Sections 30.1 and 30.4 of this Contract.

29.7
A partial completion agreement, in which the liabilities of both Parties and methods of payment of project price are specified, shall be signed by the Parties separately if the Owner requires partial completion for a certain unit or part of the project.

29.8
The Owner shall not use the project if the project does not pass the inspection. If the Owner forcibly uses the project, he shall bear the responsibilities of the quality problems arising therefrom and the other problems.

Article 30	Settlement of the Project

30.1	After the Parties have approved the inspection reports, the completion settlement reports, and the settlement data, the Parties shall adjust the settlement as permitted under the Contract.

30.2
The Owner shall approve the reports of completion settlement and settlement data submitted by the Contractor within 28 days or offer modifications. The Owner shall pay the project completion price within 7 days.

30.3
If the Owner fails to pay the project completion settlement price without reasonable grounds within 28 days after receiving the inspection report and the settlement data, the Owner shall pay the interest of the defaulted project price based on the applicable bank loan interest ratio starting from the 29th day, and the Owner shall be liable for breach of the Contract.

30.4	The Owner shall pay 80% of the total project price within 28 days after the completion settlement report and the settlement materials are verified.

30.5	If the Parties disagree on the settlement price, such dispute can be submitted to the relevant authorized national department or the unit recognized by the Parties to make an auditing determination.

Article 31	Quality Guarantee

31.1
Pursuant to the laws, administrative regulations, relevant national provisions, and the quality warranty of the project, the Contractor shall be responsible for the quality warranty of the project within its quality warranty period.

31.2	The Contractor shall sign a quality warranty letter with the Owner before the inspection of the completed project.

31.3	The main contents of the quality warranty letter shall include:

(1)	Contents and scope of the quality warranty;

(2)	Quality warranty period;

(3)	Quality warranty responsibility; and

(4)	Method for paying the quality warranty retainer.

31.4	According to the 279th Statute of the Regulation on Construction Project Quality Administration issued by the State Council, the minimum project quality warranty period shall be:

(1)	The number of years stipulated in the design documents for the main facility project, groundsill fundamental project of house construction, and main structure project.

(2)	The period of house waterproof project, the waterproof-required washroom, and room and anti-leakage of exterior wall will last for 5 years.

(3)	The period of drainage pipeline, process pipeline, ventilation pipeline equipment installation, and decoration project will last for 2 years.

(4)	The period of metal structure coated with oil and anti-cauterization project will last for 3 years.

31.5	The quality warranty period shall be effective on the date when the completed project is accepted after inspection.

X.	Breach of Contract, Claim, and Disputes

Article 32	Breach of Contract

32.1
The Parties shall agree on the progress payment in accordance with this Contract. If the Parties fail to reach an agreement, the Owner shall pay the applicable interest on the amount owed to the Contractor.

32.2	The Contractor breaches this Contract under the following circumstances:

(1)
If, due to the Contractor, the project is unable to be completed according to the completion time or the postponed time agreed by the supervising Engineer as stipulated in the Contract, the Contractor shall pay RMB 1,000 per day. However, this shall be limited to 10% of the contract price.

(2)	If, due to the Contractor, the project quality fails to satisfy the promised quality criteria, the Contractor shall pay 10% of the contract price.

(3)	The Contractor shall pay a penalty of RMB 50,000 for the failure of safety production target. The Contractor shall not be exempted from its responsibilities by paying this penalty.

(4)
The Contractor shall pay a penalty of RMB 10,000 for each instance in which the Contractor fails to meet the rules of construction. The Contractor shall not be exempted from its rules of construction liability. The penalty will be limited to 5% of the contract price.

32.3	If the defaulting party is required to continue to perform the Contract, such party shall continue performing under the Contract.

Article 33	Claims

33.1	A claim by one party against the other party can only be brought based on proper causes and effective evidence of the events underlying the claim.

33.2
If the Owner fails to perform under the Contract, causes the construction to be delayed, fails to make payment, or otherwise suffers other economic losses, the Contractor can bring a claim in writing against the Owner by the following means:

(1)	Notice of intent to file a claim shall be provided to the Engineer within 28 days of filing;

(2)	Reports and other relevant materials regarding the delay of construction or suffering of economic losses shall be provided to the Engineer within 28 days when notice of claim intent is provided;

(3)	The Engineer shall reply to the Contractor within 28 days or require the Contractor to further provide reasons and evidences after receipt of the delivered claiming reports and relevant materials;

(4)
Such claim is deemed to be approved if the Engineer does not give a reply to the Contractor or make further request of the Contractor within 28 days of receiving the claim reports and relevant materials;

(5)
If the claim is continuing, the Contractor shall periodically provide the intent of the claim to the Engineer. Within 28 days after the end of the claim event, relevant materials and final claim report shall be delivered to the Engineer. The reply procedures of claim are the same those in Subsections (3) and (4).

33.3
If the Contractor cannot perform every obligation stipulated in the Contract or makes mistakes causing economic losses suffered by the Owner, the Contractor shall indemnify the Owner within the time limitations under Section 32.2.

Article 34	Disputes

The Parties shall amicably negotiate any disputes that arise. If the dispute cannot be settled, the Parties shall mediate under the administrative departments. If still fail to reach an agreement under mediation, the Parties can arbitrate the dispute under the Wuhan Arbitration Commission.

XI.	Other Provisions

Article 35	Subcontracting

The Contractor shall not assign or otherwise subcontract this Contract or any part of this Contract to other units or individuals that fail to comply with the national construction qualification without the consent of the Owner. With respect to the service supply and materials purchasing based on the criteria stipulated within the Contract, the Contractor shall have them delivered to the supervising Engineer to record and the Engineer has the right to inspect them.

Article 36	Force majeure

36.1
The following shall be considered a force majeure event: any natural disasters of wind, rain, snow, flood and earthquake which will cause severe losses to the project and have not occurred in the past few years.

36.2
After the occurrence of a force majeure, the Contractor shall immediately inform the Engineer of the event and shall promptly take measures to reduce losses. In addition, the Owner shall assist the Contractor with such measures. If the Engineer believes the construction should be stopped, the Contractor shall cease to construct temporarily. The Contractor shall inform the Engineer of the damages, losses, and the expected cleaning and renovation expenses within 48 hours after the force majeure end. The Contractor shall have report such losses to the Engineer once every 7 days if the force majeure events continue. In addition, the Contractor shall still submit formal reports and relevant materials of cleaning and renovation to the Engineer within 14 days after the end of the force majeure.

36.3	Any expenses resulting from a force majeure event and any resulting delay to the time limit shall be determined as follows:

(1)
The Owner shall be liable for the damages to the project, the injuries or casualties of any third party, property damages caused by the project, damage to the materials used, and damage to the installed equipment.

(2)	If any injuries or casualties occur, the unit where it occurred shall be liable for the injury and any relevant expenses.

(3)	The Contractor shall be liable for any losses to the equipment and any losses due to the shutdown period.

(4)	During the shutdown period, the Owner shall pay for the Contractor’s management and security personnel who are requested by the Engineer to stay on the construction site.

(5)	The Owner shall pay for any necessary cleaning and renovation expenses.

(6)	The time period for the project shall be postponed accordingly.

36.4	A Party is not relieved of its contractual responsibilities due to a force majeure event.

Article 37	Insurance

37.1
The Contractor shall purchase insurance to cover accidental injuries of its employees, life and property insurance for its personnel, and coverage for the construction machinery. Such expense shall be included in the contract price.

37.2	Both Parties shall be measures to prevent and reduce losses if an insured event occurs.

Article 38	Guarantee

The Contractor shall provide to the Owner a guarantee of its performance under this Contract in the form of bank guarantee. The guarantee agreement shall be deemed to be part of this Contract.

Article 39	Termination of the Contract

39.1	This Contract can be terminated on the mutual agreement of both Parties.

39.2	If a shutdown period lasts for at least 56 days and the Owner fails to pay the project cost, the Contractor has a right to terminate this Contract.

39.3
Pursuant to Article 35, if the Contractor subcontracts the entire project to others or divides the project into different parts and then subcontracts them separately to the others, the Owner has a right to terminate the Contract.

39.4	The Parties may terminate this Contract if any either of the following occurs:

(1)	A Party cannot perform the Contract due to a force majeure.

(2)	A Party cannot perform the Contract because the other party is in default, including any stop or delay of project construction due to the Owner.

39.5
One Party shall provide written notice of termination to the other Party 7 days prior to the termination, if the termination is based on Section 40.2, 40.3 or 40.4. If any dispute arises during the termination, it shall be settled pursuant to Section 34.

39.6
After the Contract is terminated, the Contractor shall protect and deliver the finished project and the materials and equipment. The Contractor shall also remove its machinery and personnel from the construction site at the request of the Owner. The Owner shall supply necessary conditions for the Contractor and pay the price for the finished project as stipulated in the Contract. The ordering party shall be responsible for returning any ordered goods, materials, and equipment. If the payment for goods cannot be returned, the Owner shall bear the liability. If the failure of payment for returned goods is due to an untimely return, the Party who was responsible for its return shall be liable. The Party in default at the time of termination shall pay for the losses caused to the other Party due to the termination.

39.7	After the Contract is terminated, the provisions of this Contract regarding settlement and cleaning will not be affected and shall remain effective.

Article 40	Execution and Term of Contract

40.1	The method of the Contract execution shall be stipulated by the Parties.

40.2
Except under circumstances specified in Article 33, this Contract will be terminated on condition that the Owner and the Contractor have performed all the obligations under the Contract, the project completion settlement has been paid, and the Contractor has delivered the completed project to the Owner.

40.3
After the rights and obligations under this Contract have terminated, the Parties shall perform the obligations of notification, assistance, confidentiality and similar obligations based on the principle of honesty and credibility.

Article 41	Number of Copies

41.1	This Contract is made in two (2) originals, each with equal validity. Each Party shall keep an original.

41.2	This Contract is made in twelve (12) duplicates whose effectiveness is equivalent to the originals. Both Parties shall keep these copies.

Article 42	Miscellaneous Clauses

42.1
The Contractor shall abide by the relevant management rules regarding security, fire prevention, and worksite appearance and shall ensure no waste, garbage, and provisional equipment is left on the site 15 days after the project is delivered.

42.2
The Contractor shall be responsible for the safety of the equipment and personnel in the construction site. If an accident occurs, the Contractor shall bear such liability. In addition, the Contractor is liable for the safety of the Owner and the supervising Engineer when enter the construction site.

42.3	The Contractor shall construct, complete, and warrant this Project and shall meet the requests of the Engineer and the Owner. This Contract shall continue until the quality warranty period expires.

Part III - Technical Criteria

The construction, inspection, and acceptance criteria for this project are listed in the chart below. The appropriate criterion is based on the applicable contents of the project. If the criteria and the standards listed in this chart is incomplete or not in compliance with any new criterion or standard as issued by the P.R.C., such criterion or standard shall be followed.

Number	Standard Code Name	Name of Standard

1	GB50026-93	Project measurement criteria

2	GBJ86-85	Technical criteria for propping with sprayed-concrete anchor

3	GBJ108-87	Waterproofing technical criteria for underground project

4	GBJ113-87	Construction technical criteria for hydraulic pressure sliding cyclostyle

5	GBJ19-88	Applicable technical criteria for concrete addictives

6	GBJ141-90	Construction, check and acceptance criteria for drainage structures

7	GB50194-93	Installation criteria for supply and use of electricity in construction site of project

8	GBJ201-83	Earthwork and explosive engineering construction, check and acceptance criteria

9	GBJ202-92	Groundsill and foundation engineering construction, check and acceptance criteria

10	GB50204-92	Concrete and structural engineering construction, check and acceptance criteria

11	GB50205-95	Steel structure engineering construction, check and acceptance criteria

12	GB50207-94	Lay engineering technical criteria

13	GBJ208-83	Construction, check and acceptance criteria for underground waterproofing project

14	GB50209-95	Construction, check and acceptance criteria for ground engineering

15	GB50235-97	Construction, check and acceptance criteria for industry metal pipeline engineering

16	GBJ236-82	Construction, check and acceptance criteria for field devices and industry pipeline welding engineering

17	GB50268-97	Construction, check and acceptance criteria for drainage pipeline welding engineering

18	GB/T12467-90	Welding quality guarantee (Basic principles)

19	YBJ220-91	Construction technical rules for pump concrete

20	YBJ224-91	Construction technical rules for mass concrete with block foundation

21	YB9254-95	Construction technical rules for steel structure engineering installation

22	YB/T9256-96	Technical rules for steel structure and pipeline hull painting

23	JGJ4-80	Rules for design and construction of pile foundation grouting of industrial and civil projects

24	JGJ/T8-97	Measuring rules for construction deformation

25	JGJ9-79	Project design and construction rules for hydraulic pressure climbing form

26	JGJL/T10-95	Construction technical rules for concrete pump

27	JGJ18-96	Welding of steel bars and check & accept rules

28	JGJ63-89	Standard for the mixing water applied in concrete

29	JGJ73-91	Construction, check and acceptance criteria for architectural decoration

30	JGJ79-91	Technical criteria for ground base of construction

31	JGJ81-91	Welding rules for architectural steel structure

32	JGJ82-91	Jointing design, construction, check and acceptance criteria for high-strength bolt of steel structure

33	JGJ104-97	Construction rules of architecture engineering in season of winter

34	JGJ/T114-97	Technical rules for concrete structure reinforced with welded steel fibers and bars

35	CJJ36-90	Technical rules for city road maintenance

36	HGJ210-83	Construction, inspection & acceptance criteria for cylindrical welded steel storage tank

37	HGJ229-91	Construction, check and acceptance criteria for the engineering of industry equipment and anti-corrosive pipeline

38	JBJ23-96	Construction, check and acceptance criteria for mechanical equipment installation project

39	JBJ29-96	Construction, check and acceptance criteria for compressor, fan and pump installation project

40	JBJ31-96	Construction, check and acceptance criteria for hoisting equipment installation project

41	TBJ201-86	Construction rules for railway tracks

42	TBJ202-86	Construction rules for roadbed railway

43	SYJ4007-86	Criteria for the pre-coating surface treatment of steel material

44	SYJ4010-86	Construction, check and acceptance criteria for pressure filter tank

45	SYJ4012-86	Construction, check and acceptance criteria for the recommended vertical cylindrical welded steel roof storage tank

46	CECS29: 91	Technical rules for waterproof of felt roofing

47	CECS41: 92	Design, construction, check and acceptance rules for PVC-U pipeline used for architectural water supply

48	CECS71-94	Visual inspection criteria for welding in project construction worksite